Exhibit 99.1

T2 Biosystems Announces First Quarter 2023 Financial Results

Filed FDA submission for T2Biothreat Panel, implemented a restructuring program and announced exploration of strategic alternatives

LEXINGTON, Mass., May 23, 2023 (GLOBE NEWSWIRE)—T2 Biosystems, Inc. (NASDAQ:TTOO) (the “Company”), a leader in the rapid detection of sepsis-causing pathogens and antibiotic resistance genes, today announced financial results for the first quarter ended March 31, 2023.

Recent Financial and Operational Highlights

•	Achieved first quarter total revenue of $2.1 million, including sepsis and related product revenue of $1.7 million and research contribution revenue of $0.4 million.

•	Increased sepsis panel revenue by 11% year over year, driven by increased T2Bacteria® Panel sales of 109% in the U.S. and 55% globally.

•	Executed contracts for 5 T2Dx® Instruments during the first quarter.

•	Secured multi-year pricing agreements with two large U.S. health systems, representing a total of 69 Hospitals, for T2Dx Instruments, T2Bacteria Panels and T2Candida® Panels.

•	Announced exploration of strategic alternatives and implemented a restructuring program completed this past week including an incremental workforce reduction of nearly 30%.

Recent Pipeline and Clinical Highlights

•	Filed FDA submission for T2Biothreat™ Panel, a direct-from-blood test that runs on the FDA-cleared T2Dx Instrument and detects six biothreat pathogens identified as threats by the CDC.

•	Applied for FDA Breakthrough Device Designation for Candida auris, a multidrug-resistant fungal pathogen that has been labeled as a serious global health threat with mortality rate up to 60%.

•	Completed assay development for T2Lyme™ Panel and established preliminary level of detection (LOD) of 2 CFU/mL.

•	Advanced U.S. clinical trial for T2Resistance® Panel, completing nearly 90% of patient enrollment.

“In an effort to maximize value, we have engaged an advisory firm to explore all potential strategic alternatives. In addition, to preserve capital, decrease quarterly cash usage and position the Company to explore strategic alternatives, we have simultaneously implemented a restructuring program,” stated John Sperzel, Chairman and CEO of T2 Biosystems. “In the first half of the year, we have made very important advances in our product pipeline, including FDA 510(k) submission for the T2Biothreat Panel, FDA Breakthrough Device Designation application for Candida auris, completion of assay development for the T2Lyme Panel, and completed nearly 90% of patient enrollment in the T2Resistance Panel U.S. clinical trial, which position us to expand our addressable markets in the future.”

First Quarter 2023 Financial Results

Total revenue for the first quarter of 2023 was $2.1 million, a 71% decrease compared to the prior year period, driven by a decline in COVID-19 test sales and reduced BARDA activities. Product revenue was $1.7 million, a decrease of 57% compared to the prior year period, driven by the expected 98% decline in COVID-19 test sales and partially offset by increased sepsis test sales. Research contribution revenues were $0.4 million, an 88% decrease compared to the prior year period, driven by the level of BARDA contract activities.

Cost of product revenue for the first quarter of 2023 was $4.0 million, a 35% decrease compared to the prior year period, driven by decreased COVID-19 test sales. Research and development expenses were $4.5 million, a 33% decrease compared to the prior year period, driven by decreased BARDA contract activities. Selling, general and administrative expenses were $7.3 million, a 21% decrease compared to the prior year period driven by decreased Medical Affairs spending.

Net loss for the first quarter of 2023 was $18.0 million, $1.32 per share, compared to a net loss of $16.5 million, $4.86 per share, in the prior year period.

Cash and cash equivalents totaled $10.1 million as of March 31, 2023. The Company raised $1.0 million in net proceeds through ATM sales in the first quarter of 2023 and in February 2023, raised $11.0 million, net through a common stock and warrants sale. The impact of the incremental 30% workforce reduction is expected to significantly decrease cash usage in the subsequent quarters.

2023 Financial Outlook

The Company reiterates its full year 2023 financial outlook and continues to expect total sepsis and related product revenue of $11.0 million to $13.0 million, representing growth of 31% to 55%, compared to $8.4 million in 2022. Given the focus on product revenue, the Company is not providing guidance on research and contribution revenue.

Webcast and Conference Call Information

The Company’s management team will host a conference call today, May 23, 2023, beginning at 8:30 am ET. Investors interested in listening to the call may do so by dialing 877-545-0523 for domestic callers or 973-528-0016 for International callers and using conference ID 717782 approximately five minutes prior to the start time. A live and recorded webcast of the call will be available on the “Investors” section of the Company’s website at www.t2biosystems.com.

About T2 Biosystems

T2 Biosystems, a leader in the rapid detection of sepsis-causing pathogens and antibiotic resistance genes, is dedicated to improving patient care and reducing the cost of care by helping clinicians effectively treat patients faster than ever before. T2 Biosystems’ products include the T2Dx® Instrument, the T2Bacteria® Panel, the T2Candida® Panel, the T2Resistance® Panel, and the T2SARS-CoV-2™ Panel and are powered by the proprietary T2 Magnetic Resonance (T2MR®) technology. T2 Biosystems has an active pipeline of future products, including the T2Biothreat™ Panel, the T2Cauris™ Panel, and T2Lyme™ Panel, as well as next-generation products for the detection of bacterial and fungal pathogens and associated antimicrobial resistance markers. For more information, please visit www.t2biosystems.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our revenue results and cash balance, financial outlook, instrument contracts, timing of completing clinical trials and filing of an FDA submission, impact of operating expense reductions, anticipated strategic priorities, product demand, commitments or opportunities, and growth expectations or targets, as well as statements that include the words “expect,” “may,” “should,” “anticipate,” and similar statements of a future or forward looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, (i) any inability to (a) realize anticipated benefits from commitments, contracts or products; (b) successfully execute strategic priorities; (c) bring products to market; (d) expand product usage or adoption; (e) obtain customer testimonials; (f) accurately predict growth assumptions; (g) realize anticipated revenues; (h) incur expected levels of operating expenses; or (i) increase the number of high-risk patients at customer facilities; (ii) failure of early data to predict eventual outcomes; (iii) failure to make or obtain anticipated FDA filings or clearances within expected time frames or at all; or (iv) the factors discussed under Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the U.S. Securities and Exchange Commission, or SEC, on March 31, 2023, and other filings the Company makes with the SEC from time to time, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, unless required by law, it disclaims any obligation to do so, even if subsequent events cause its views to change. Thus, no one should assume that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Investor Contact:

Philip Trip Taylor, Gilmartin Group

ir@T2Biosystems.com

415-937-5406

T2 BIOSYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$10,117	$10,329
Accounts receivable	1,323	2,163
Inventories	4,936	4,285
Prepaid expenses and other current assets	2,549	2,582

Total current assets	18,925	19,359
Property and equipment, net	4,801	4,533
Operating lease right-of-use assets	8,420	8,741
Restricted cash	551	1,551
Other assets	35	143

Total assets	$32,732	$34,327

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$3,131	$1,296
Accrued expenses and other current liabilities	5,162	7,269
Operating lease liability	1,415	1,352
Warrant liabilities	7,972	39
Deferred revenue	149	172

Total current liabilities	17,829	10,128
Notes payable	50,108	49,651
Operating lease liabilities, net of current portion	7,832	8,214
Deferred revenue, net of current portion	74	52
Derivative liability related to Term Loan	1,858	1,088
Accrued interest on term loan	4,917	4,849

Total liabilities	82,618	73,982
Commitments and contingencies
Stockholders’ deficit
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 400,000,000 shares authorized; 20,368,463 and 7,716,519 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	21	8
Additional paid-in capital	502,277	494,556
Accumulated deficit	(552,184)	(534,219)

Total stockholders’ deficit	(49,886)	(39,655)

Total liabilities and stockholders’ deficit	$32,732	$34,327

T2 BIOSYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue:
Product revenue	$1,655	$3,844
Contribution revenue	423	3,390

Total revenue	2,078	7,234
Costs and expenses:
Cost of product revenue	3,995	6,205
Research and development	4,471	6,656
Selling, general and administrative	7,299	9,230

Total costs and expenses	15,765	22,091

Loss from operations	(13,687)	(14,857)
Other income (expense):
Interest income	2	3
Interest expense	(1,522)	(1,650)
Change in fair value of derivative related to Term Loan	(770)	—
Change in fair value of warrant liabilities	(1,304)	—
Other income	—	11
Other expense	(682)	—
Other losses	(2)	(2)

Total other expense	(4,278)	(1,638)

Net loss and comprehensive loss	$(17,965)	$(16,495)

Net loss per share — basic and diluted	$(1.32)	$(4.86)

Weighted-average number of common shares used in computing net loss per share — basic and diluted	13,633,352	3,397,103